Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of November 5, 2019, by and between Jesús Llorca (the “Executive”) and SEACOR Marine Holdings Inc. (the “Company”).

RECITALS

WHEREAS, the Executive is currently employed by the Company; and

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, on the terms set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment Term.  Subject to the terms and conditions set forth herein, this Agreement shall be effective as of the date of this Agreement (the “Effective Date”).  The Executive’s employment with the Company shall continue until terminated in accordance with the provisions set forth below.  The period of the Executive’s employment with the Company pursuant to this Agreement is referred to herein as the “Employment Term.”

2.Employment Duties.

(a)The Executive shall serve as Executive Vice President and Chief Financial Officer of the Company and shall perform such duties and responsibilities for the Company as are customarily associated with such position or as may be assigned to the Executive, from time to time, by the Board of Directors of the Company (the “Board”).  The Executive shall report to the Chief Executive Officer of the Company. In addition to serving as the Executive Vice President and Chief Financial Officer of the Company, the Executive agrees to serve, if elected or appointed thereto, in one or more offices or as a member of the board of directors or board of managers of the Company or any member of the Company Group.

(b)The Executive will devote the Executive’s best efforts, full attention and energies during normal working time to the business(es) of the Company Group and the performance of any of the Executive’s duties as set forth herein, and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board.

3.Compensation.

(a)Base Salary.  During the Executive’s employment hereunder, the Company shall pay the Executive a base salary at the annual rate of $300,000 (as in effect from time to time, the “Base Salary”), payable in regular installments in accordance with the Company’s regular

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payroll practices as in effect from time to time, but in no event less frequently than monthly.  The Board will consider increases in the Executive’s Base Salary from time to time.

(b)Annual Bonus.  With respect to each full calendar year of employment hereunder beginning in calendar year 2019, the Executive will be eligible to earn an annual cash bonus (the “Annual Bonus”) with a target Annual Bonus opportunity equal to 100% of the Executive’s Base Salary (the “Target Annual Bonus”), subject to the terms, conditions and performance objectives established by the Board; provided, however, that the Board may award the Executive additional cash incentives from time to time as it deems appropriate, in its sole discretion. The Board will consider increases or decreases, as appropriate, to the Executive’s Target Annual Bonus in a manner consistent with the consideration given to other similarly-situated executives of the Company.

(c)Benefits.  The Executive shall be entitled during the Employment Term to participate in such employee benefit plans and programs that are maintained from time to time for senior executives of the Company, subject to the terms of such plans and programs.  The Executive will be eligible to participate in the Company’s vacation, holiday, sick, personal and other leave policies as are provided to executive officers of the Company generally.

(d)Expense Reimbursement.  The Executive shall be entitled to reimbursement for reasonable and ordinary out of pocket documented business expenses which the Executive incurs in connection with performing the Executive’s duties under this Agreement, including travel, lodging and meal expenses, in accordance with the Company’s travel and expense reimbursement policies applicable to other executive officers of the Company as in effect from time to time, and in accordance with Section 14 of this Agreement.

4.Termination.

(a)Termination by the Company for Cause or Resignation by the Executive Without Good Reason.  If the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, the Executive will not be eligible to receive Base Salary, or to participate in any Company benefit plans, with respect to future periods after the date of such termination or resignation, except for the right to receive (i) accrued but unpaid Base Salary through the date of termination of employment, to be paid in accordance with the Company’s normal payroll practice; (ii) any accrued unused vacation time, to be paid in accordance with the Company’s normal payroll practice; and (iii) any unreimbursed business expenses incurred by the Executive prior to the date of termination, to be paid in accordance with the Company’s applicable expense reimbursement policy (together, the “Accrued Compensation and Benefits”).

(b)Termination by the Company without Cause or Resignation by the Executive for Good Reason.  If, during the Employment Term, the Executive’s employment is terminated by the Company without Cause (with 30 days’ written notice by the Company) or the Executive terminates employment for Good Reason (in each case other than due to the Executive’s death or Disability), the Executive will be entitled to receive from the Company, in full satisfaction of the Executive’s rights and any benefits the Executive is entitled to under this Agreement, the following benefits, subject to Section 4(f) and the other terms of this Agreement:

(i)The Accrued Compensation and Benefits;

(ii)A lump sum amount equal to one and three quarters (1.75) times the sum of the Executive’s Base Salary in effect as of the date of his termination of employment, to be paid in accordance with, and subject to, Section 4(f);

(iii)A lump sum amount equal to the average annual cash incentive bonus paid to the Executive in respect of the last three (3) calendar years prior to the year in which the Executive’s termination of employment occurred (based solely on amounts paid in respect of 2019 and beyond), to be paid in accordance with, and subject to, Section 4(f);

(iv)  a pro-rated Annual Bonus for the year in which the termination of employment occurred (based on the actual achievement of any applicable performance criteria), and pro-rated based on the number of days the Executive was employed by the Company during the calendar year in which his termination of employment occurs (the “Pro-Rated Annual Bonus”), payable as and when annual bonuses are paid to similarly situated executives of the Company, but in no event later than March 15th of the year following the year in which such Annual Bonus was earned;

(v)A lump sum cash payment equal to the product of (A) 21 multiplied by (B) an amount based on the employer portion of the monthly cost of maintaining health benefits for Executive (and the Executive’s spouse and eligible dependents) or, to the extent the Executive does not participate in such health benefits, other similarly situated executives of the Company (as reasonably determined by the Company), in each case as of the date of termination of employment under a group health plan of the Company for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to be paid in accordance with, and subject to, Section 4(f); and

(vi)Subject to Section 4(f), each outstanding stock option to purchase shares of the Company’s common stock shall be treated as follows:  (i) each Priced Stock Option that has not previously become vested (and with respect to which the Executive would not otherwise be entitled to vesting acceleration) shall become vested as of the Severance Payment Date, and (ii) each Unpriced Stock Option shall be priced with a per share exercise price equal to the closing price of a share of common stock of the Company on the NYSE on the Severance Payment Date, and shall be vested as of the Severance Payment Date (each Priced Stock Option that vests pursuant to the foregoing sentence and each Unpriced Stock Option, collectively, the “Accelerated Stock Options”). All Accelerated Stock Options shall remain exercisable until the expiration date of the full original term of such Accelerated Stock Option.  Except to the extent modified hereby, the Accelerated Stock Options shall continue to be subject to the terms and conditions of the equity plan and award agreements applicable to each such Accelerated Stock Option.

All other equity-based compensation awards held by the Executive as of the date of the Executive’s termination of employment shall be treated in accordance with the terms of the applicable award agreement.

(c)Termination by the Company without Cause or Resignation by Executive for Good Reason during the Change in Control Period.  If, during the Change in Control Period (A) Executive’s employment is terminated during the Employment Term by the Company without Cause, or (B) the Executive terminates his employment during the Employment Term for Good Reason (in each case other than due to the Executive’s death or Disability), then the Executive will be entitled to receive from the Company, in full satisfaction of the Executive’s rights and any benefits the Executive is entitled to under this Agreement, the following benefits, subject to Section 4(f) and the other terms of this Agreement and in lieu of any amounts otherwise payable in accordance with Section 4(b):

(i)The Accrued Compensation and Benefits;

(ii)A lump sum amount equal to one and three quarters (1.75) times the sum of Executive’s Base Salary in effect as of the date of his termination of employment, to be paid in accordance with, and subject to, Section 4(f);

(iii)A lump sum amount equal to the greater of (x) the average annual cash incentive bonus paid to the Executive in respect of the last three (3) calendar years prior to the year in which the Executive’s termination of employment occurred (based solely on amounts paid in respect of 2019 and beyond), and (y) Executive’s Target Annual Bonus in effect during the year of termination of employment, to be paid in accordance with, and subject to, Section 4(f);

(iv)  Any Pro-Rated Annual Bonus, payable as and when annual bonuses are paid to similarly situated executives of the Company, but in no event later than March 15th of the year following the year in which such Annual Bonus was earned;

(v)A lump sum cash payment equal to the product of (A) 21 multiplied by (B) an amount based on the employer portion of the monthly cost of maintaining health benefits for Executive (and Executive’s spouse and eligible dependents) or, to the extent the Executive does not participate in such health benefits, other similarly situated executives of the Company (as reasonably determined by the Company), in each case as of the date of termination of employment under a group health plan of the Company for purposes of COBRA, to be paid in accordance with, and subject to, Section 4(f); and

(vi)The benefits described in Section 4(b)(vi) of this Agreement.

(d)Severance Election.  If during the Employment Term the Executive’s employment terminates as a result of Disability or if the Executive resigns without Good Reason, then the restrictions set forth in Section 5(b) of this Agreement shall only apply to the Executive to the extent the Company elects to pay the Executive the following payments and benefits (a “Severance Election”):

(i)A lump sum amount equal to one times the Executive’s Base Salary, to be paid in accordance with, and subject to, Section 4(f); and

(i)A lump sum cash payment equal to the product of (A) 6 multiplied by (B) an amount based on the employer portion of the monthly cost of maintaining health benefits for Executive (and Executive’s spouse and eligible dependents) or, to the extent the Executive does not participate in such health benefits, other similarly situated executives of the Company (as reasonably determined by the Company), in each case as of the date of termination of employment under a group health plan of the Company for purposes of COBRA, to be paid in accordance with, and subject to, Section 4(f).

The Company will advise the Executive in writing within five (5) business days following the Executive’s termination of employment as to whether the Company desires to make a Severance Election.

(e)Termination by Disability or Death.  If the Executive dies or becomes Disabled during the Employment Term, the Executive’s employment will terminate and the Executive (or, in the case of death, the Executive’s beneficiary), will be entitled to receive from the Company the Accrued Compensation and Benefits (and, solely to the extent a Severance Election has been made by the Company, the amounts set forth in Section 4(d) in accordance therewith).

(f)Payment Timing & Release Requirement.  Any obligation of the Company to make any payment pursuant to Section 4(b), 4(c) or 4(d) (other than the payment of Accrued Compensation and Benefits) is conditioned upon the Executive first executing and delivering to the Company an effective release of claims in favor of the Company and each other member of the Company Group on a form acceptable to the Company, (the “Release”), within 59 days following the date of termination of employment, with all periods for revocation therein having expired.  Subject to the Executive’s compliance with the preceding sentence, all amounts payable, or other benefits set forth in this Section 4 (other than the payment of Accrued Compensation and Benefits and any Pro-Rated Bonus) will be paid or provided on the 60th day following the date of termination of employment (or, if such 60th day is a weekend or holiday, the next business day) (the “Severance Payment Date”), subject to any delay that may be required by Section 14(b).

(g)Forfeiture.  Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits hereunder will be forfeited or, to the extent already paid, subject to recoupment in a manner determined by the Board, if Executive breaches any of his obligations under this Agreement, including those set forth in Section 5.

5.Restrictive Covenants.  In consideration of his rights and benefits under this Agreement, the Executive agrees as follows:

(a)Confidentiality.  The Executive specifically acknowledges and agrees that he will not divulge, furnish or make accessible to anyone, Company Information at any time (whether during or following the Employment Term), except with the consent of or pursuant to the Company’s instructions or pursuant to mandatory court order, subpoena or other legal process.  “Company Information” shall include, without limitation, all of the Company Group’s trade secrets (that is, any information that derives independent economic value from not being generally known or readily ascertainable by the public, whether or not written or stored in any medium); the identity, preferences and selling and purchasing tendencies of actual Company Group suppliers and customers and their respective decision-makers; the Company’s marketing plans, information and/or strategies for the development and growth of the Company Group’s products, its business and/or its customer base; the terms of the Company Group’s deals and dealings with its customers and suppliers; information regarding Company Group employees, including but not limited to their skills, training, contacts, prospects and abilities; the Company Group’s training techniques and programs; the Company Group’s costs, prices, technical data, inventory position and data processing and management information systems, programs, and practices; the Company Group’s personnel policies and procedures and any other information regarding human resources at the Company Group that the Executive obtained in the course of his employment or consulting service with the Company.  The following shall not constitute Company Information for purposes of this Agreement:  (i) information that was known by Executive before his employment with the Company; (ii) information that is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by Executive; (iii) information that is independently developed by the Executive without reference to Company Information; or (iv) information that is or becomes available to the Executive on a non-confidential basis from a source other than the Company, provided that such source has represented to the Executive that it is not bound by any obligation of confidentiality in relation thereto.

(b)Noncompetition. Subject to Section 4(d), the Executive shall not during the Executive’s employment with the Company and during the six (6) month period immediately following the termination of Executive’s employment with the Company for any reason, either directly or indirectly, perform any services to (whether as an employee, director, officer, consultant, independent contractor or advisor) or own or acquire any interest in, any other company, entity or person in the same field of commercial activities as any member of the Company Group who operates in the United States.  Nothing in this Section 5(b) shall, however, restrict the Executive from making an investment in and owning up to 5% of the common stock of any company whose stock is listed on a national exchange, provided that such investment does not give the Executive the right or ability to control or influence the policy decisions of any direct competitor.

(c)Nonsolicitation.  The Executive shall not during the Executive’s employment with the Company and during the one (1) year period immediately following the termination of Executive’s employment with the Company for any reason, either directly or indirectly (through another business or person) (i) solicit, induce or attempt to solicit or induce any officer, director, employee or consultant of any member of the Company Group to terminate their relationship with or leave the employ of any member of the Company Group, (ii) hire or otherwise contract the services of any person (in any capacity whether as an officer, director, employee or consultant) who is, or at any time in the six months preceding the date on which the Executive engages in such conduct was, an officer, director, employee or consultant of any member of the Company Group or (iii) induce or attempt to induce any customer, supplier, prospect, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group.  The foregoing provisions shall not apply to (y) a general advertisement or solicitation program that is not specifically targeted at such persons or (z) the solicitation of any employee after such time as such employee’s employment has been terminated by the Company Group.

(d)Non-Disparagement. Executive agrees that he shall not make nor cause to be made any negative, adverse or derogatory comments or communications that could constitute disparagement of any member of the Company Group or their respective officers or directors, or that may be considered to be derogatory or detrimental to the good name or business reputation of any of the foregoing.  The Company agrees that it shall not, in any statement or release published by the Company, make any negative, adverse or derogatory comments about the Executive that could constitute disparagement of the Executive, or that may be considered to be derogatory or detrimental to the good name or business reputation of the Executive.

6.Remedies.  The parties acknowledge that the covenants contained in Section 5 are reasonable in the scope of the activities restricted, the geographic are covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its Confidential Information, its reputation, and in its relationships.  Accordingly, if, in the opinion of any court of competent jurisdiction, any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any such provision and to enforce the remainder of the covenants as so amended.  The Executive further acknowledges that the remedy at law available to the Company Group for breach of any of the Executive’s obligations under Section 5 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.  Accordingly, in addition to any other rights or remedies that the Company Group may have at law, in equity or under this Agreement (including pursuant to Section 4(g)) of this Agreement, the Company Group will be entitled to seek immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage or the posting of any bond.

7.Dispute Resolution.  Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of the Company, be finally determined and settled by binding arbitration in the City of New York, in accordance with the commercial arbitration rules and procedures of JAMS, and judgment upon the award may be entered in any court having jurisdiction thereof.  Each party shall bear its own costs, legal fees and other expenses respecting such arbitration.  The parties agree that for any dispute for which the Company does not make the arbitration election and demand, the exclusive jurisdiction and venue will be in the federal or state courts located in New York County, New York.  Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Section 5 will be subject to arbitration under this Section 7.

8.Other Agreements, Entire Agreement, Etc.  No agreements or representations or warranties, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.  Nothing herein will be deemed to provide the Executive a right to remain an officer or employee of any member of the Company Group.

9.Withholding of Taxes.  The Company will have the right to withhold from any amount payable hereunder any federal, state, city, local or other taxes in order for the Company Group to satisfy any withholding tax obligation it may have under any applicable law, regulation or ruling.

10.Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and effective when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail, in each case with confirmation of receipt, addressed as follows:

If to Executive:  at the most recent address on file with the Company.

If to Company:

SEACOR Marine Holdings Inc.
12121 Wickchester Lane, Suite 500
Houston, Texas 77079
Attn.:  General Counsel

Either party may change its specified address by giving notice in writing to the other in accordance with the foregoing method.

11.Governing Law and Choice of Forum.  This Agreement will be construed and enforced according to the laws of the State of New York, other than the choice of law provisions thereof.

12.Validity/Severability.  The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable law.

13.Survival.  The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration or termination of the Employment Term or this Agreement (including those under Section 5) will survive any termination or expiration of this Agreement.

14.Compliance with Section 409A.  (a) The Parties intend that any amounts payable under this Agreement comply with, or be exempt from, the provisions of Section 409A of the Code, along with the rules, regulations and guidance promulgated thereunder by the Department of the Treasury or the Internal Revenue Service (collectively, “Section 409A”) so as not to subject the Executive to the payment of the additional tax, interest or penalty which may be imposed under Section 409A.  In furtherance thereof, to the extent that any provision of this Agreement would result in the Executive being subject to payment of additional tax, interest or penalty under Section 409A, the Parties agree to amend this Agreement if permitted under Section 409A in a manner which does not impose any additional taxes, interest or penalties on Executive in order to bring this Agreement into compliance with Section 409A, without materially changing the economic value of the arrangements under this Agreement to any Party, and thereafter the Parties will interpret its provisions in a manner that complies with Section 409A.  Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed and no member of the Company Group shall have any liability to the Executive for any penalties or taxes incurred under Section 409A as a result of this Agreement.

(b)Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to any policies adopted by the Company consistent with Section 409A), at the time of the Executive’s “Separation From Service” (within the meaning of Section 409A) and if any portion of the payments or benefits to be received by the Executive upon Separation From Service would be considered deferred compensation under Section 409A and cannot be paid or provided to the Executive without the Executive incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Executive’s Separation From Service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of Executive’s Separation From Service or (ii) the Executive’s death.

(c)With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit would be considered deferred compensation under Section 409A or is required to be included in the Executive’s gross income for federal income tax purposes, such expenses (including expenses associated with in-kind benefits) will be reimbursed by the Executive no later than December 31st of the year following the year in which the Executive incurs the related expenses.  In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(d)Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A.

(e)A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a Separation From Service, and notwithstanding anything contained herein to the contrary, the date on which such Separation From Service takes place will be the termination date.

15.Amendment.  No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and the Company.

16.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.Headings; Interpretation.  The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

18.Excise Tax.(a) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a change in control of the Company or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)  In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order:  (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.  Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.

(c)For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax:  (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the change in control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2)

of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(d) At the time that payments are made under this Agreement, the Company will provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement).  If the Executive objects to the Company’s calculations, the Company will pay to the Executive such portion of the Total Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of this Section 18.   The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 18 will not of itself limit or otherwise affect any other rights of the Executive under this Agreement.

19.Protected Disclosures.  Nothing in this Agreement will preclude, prohibit or restrict the Executive or the Company Group from (i) communicating with, any federal, state or local administrative or regulatory agency or authority, including, but not limited to, the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) if applicable, filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority.  Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, the Executive or the Company Group from (A) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (B) making other disclosures that are protected under whistleblower provisions of federal law or regulation.  This Agreement does not limit the Executive’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC.  The Executive does not need the prior authorization of anyone at the Company Group, and the Company Group does not need the prior authorization of the Executive, to make any such reports or disclosures, and neither the Executive nor the Company Group is required to notify the other party that such party has made such reports or disclosures.  Nothing in this Agreement or any other agreement or policy of the Company Group is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b).  The Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (I) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (II) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (III) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.  The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws.  If any laws are adopted, amended or repealed after the execution of this Agreement, this Section 19 shall be deemed to be amended to reflect the same.

20.Defined Terms.  In addition to the terms defined elsewhere herein, the following terms will have the following meanings when used herein with initial capital letters:

(a)“Affiliate” means, as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) will mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise.  Unless otherwise indicated, an Affiliate refers to an Affiliate of the Company.

(b)“Cause” means:

(i)The intentional engagement in any acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing or misfeasance, in each case, in connection with the Executive’s duties or otherwise during the course of the Executive’s employment or service with the Company Group;

(ii)The Executive’s commission of a felony, including, but not limited to, any felony involving fraud, embezzlement, moral turpitude or theft;

(iii)The Executive’s intentional and wrongful damaging of property, contractual interests or business relationships of any member of the Company Group;

(iv)The intentional and wrongful disclosure of secret processes or confidential information of the Company Group in violation of an agreement with, or policy of, the Company Group;

(v)The Executive’s continued failure to substantially perform his duties for the Company Group;

(vi)The Executive’s current alcohol or prescription drug abuse affecting work performance; or

(vii)Any intentional conduct by the Executive contrary to the written policies or practices of the Company Group.

(c)“Change in Control” has the meaning ascribed to such term in the SEACOR Marine Holdings Inc. 2017 Equity Incentive Plan (as in effect on the date hereof).

(d)“Change in Control Period” means the period commencing on the date a Change in Control occurs and ending on the second anniversary of such date.

(e)“Code” means the Internal Revenue Code of 1986, as amended.

(f)“Company Group” means the Company and its subsidiaries and Affiliates.

(g)“Disability” or “Disabled” means:

(i)The Executive’s incapacity due to physical or mental illness to substantially perform the Executive’s duties and the essential functions of the Executive’s position, with or without reasonable accommodation, on a full-time basis for 12 months; or

(ii)The Executive becomes eligible to receive benefits under the Company’s applicable long-term disability plan.

(h) “Good Reason” means, without the Executive’s written consent:

(i)A material diminution in the Executive’s Base Salary;

(ii)A material diminution in the Executive’s duties and responsibilities to the Company; or

(iii)A relocation of the Executive's principal place of employment by more than 50 miles from the Executive’s principal place of employment as of the date of this Agreement;

provided, however, that the foregoing conditions will constitute Good Reason only if (A) the Executive provides written notice to the Company within 90 days following the initial existence of the condition(s) constituting Good Reason and (2) the Company fails to cure such condition(s) within 30 days after receipt from the Executive of such notice and (3) the Executive resigns for Good Reason no later than 180 days after the initial existence of the facts or circumstances constituting Good Reason; and provided further, that Good Reason will cease to exist with respect to a condition one year following the initial existence of such condition.

(i)“Priced Stock Option” means each stock option to purchase shares of the Company’s common stock previously awarded to the Executive by the Company’s Board of Directors (or a committee thereof) that (x) is outstanding as of the date of the Executive’s termination of employment and (y) is not an Unpriced Stock Option.

(j)“Unpriced Stock Option” means each stock option to purchase shares of the Company’s common stock previously awarded to the Executive by the Company’s Board of Directors (or a committee thereof) that is outstanding as of the date of the Executive’s termination of employment, but for which no exercise price has been established as of the date of the Executive’s termination of employment.

(k)“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture or an unincorporated organization.

21.Certain Costs.  Each party will pay and be fully responsible for its own costs and expenses (including costs of professional advisors) in connection with the negotiation, execution, interpretation and enforcement of this Agreement.

22.Acknowledgements.  The Executive acknowledges and agrees that (i) the Executive has read this Agreement carefully and in its entirety, (ii) the Executive understands the terms and conditions contained herein, (iii) the Executive has had the opportunity to review this Agreement with legal counsel of the Executive’s own choosing and has not relied on any statements made by the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement, and (iv) the Executive is entering into this Agreement knowingly and voluntarily.  The Executive acknowledges and agrees that each member of the Company Group is an intended third party beneficiary of this Agreement and, as such, will be entitled to all of the benefits, and will be permitted to enforce its rights, under this Agreement as if such third party were an original party hereto.

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IN WITNESS WHEREOF, this Agreement is duly executed as of the date set forth above.

By: /s/ John Gellert

Name: John Gellert

Title: President and Chief Executive Officer

Executive

/s/ Jesús Llorca

Jesús Llorca